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Exhibit 99.1

news release

Contact:
Willa McManmon	or	Jill Fukuhara
Director, Corporate Communications		Vice President
NeoMagic Corporation		FRB--WeberShandwick
408-486-3955		310-486-3955
wmcmanmon@neomagic.com		jfukuhara@webershandwick.com

Neomagic® Corporation Adopts Stockholder Rights Plan

        Santa Clara, Calif.—Dec. 23, 2002—NeoMagic Corporation (Nasdaq: NMGC), the pioneer of Applications Processors for multimedia-rich PDAs, mobile phones and other wireless handheld systems, today announced that its board of directors has adopted a Stockholder Rights Plan. Under the plan, NeoMagic Corporation will issue a dividend of one right for each share of its common stock held by stockholders of record as of the close of business on January 10, 2003.

        The Stockholder Rights Plan is designed to guard against partial tender offers and other coercive tactics to gain control of the company without offering a fair and adequate price and terms to all of NeoMagic Corporation's stockholders. The plan was not adopted in response to any efforts to acquire the company.

        Each right will initially entitle stockholders to purchase a fractional share of the Company's preferred stock for $25.00. However, the rights are not immediately exercisable and will become exercisable only upon the occurrence of certain events. If a person or group acquires, or announces a tender or exchange offer that would result in the acquisition of 15 percent or more of NeoMagic Corporation's common stock while the stockholder rights plan remains in place, then, unless the rights are redeemed by NeoMagic Corporation for $0.001 per right, the rights will become exercisable by all rights holders except the acquiring person or group for shares of NeoMagic Corporation or shares of the third party acquirer having a value of twice the right's then-current exercise price. Further details of the plan are outlined in a letter that will be mailed to stockholders as of the record date.

About NeoMagic

        NeoMagic Corporation, based in Santa Clara, California, enables new generations of handheld systems with Applications Processors that offer the lowest power, smallest form-factor, and best multimedia features and performance. The Company has pioneered the integration of complex logic, memory and analog circuits into single-chip solutions. NeoMagic is mobilizing multimedia for the Internet age. Information on the company may be found on the World Wide Web at www.neomagic.com.

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NeoMagic and the NeoMagic circle logo are registered trademarks of NeoMagic Corporation.

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  Exhibit 99.1
Neomagic® Corporation Adopts Stockholder Rights Plan